Exhibit 99.1

TIME WARNER INC. REPORTS SECOND-QUARTER 2016 RESULTS

Second-Quarter Highlights

•	Revenues of $7.0 billion

•	Operating Income and Adjusted Operating Income each totaled $1.8 billion

•	EPS of $1.20 and Adjusted EPS of $1.29

•	Repurchased 23 million shares for $1.6 billion year-to-date through July 29, 2016

NEW YORK, August 3, 2016 – Time Warner Inc. (NYSE:TWX) today reported financial results for its second quarter ended June 30, 2016.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had a strong first half of 2016, which puts us ahead of our original goals for the year. Our performance reflects the creative excellence resulting from investments we’ve been making in the very best content. At the same time, we’re capitalizing on new distribution opportunities to take advantage of the growing demand for high-quality video content around the world. As an example of our creative excellence, Time Warner received 148 Primetime Emmy nominations - more than any other company - with HBO’s 94 again setting the pace for the industry. In the second quarter, TNT and TBS finished as the two highest rated ad-supported cable networks in primetime among adults 18-49, and Warner Bros. once again came out of the upfront as the leading supplier to broadcast television. Warner Bros. also gained momentum in film with recent successes, such as Central Intelligence and The Conjuring 2, and anticipation is running high for Suicide Squad, which debuts this week.”

Mr. Bewkes continued: “Today, we also announced our 10% investment in Hulu LLC and that Turner has separately signed an affiliate agreement for its full suite of networks to be carried on Hulu’s live-streaming service slated for launch early next year. These are just the latest examples of our commitment to supporting innovative digital services that allow consumers to access high-quality content however they want it across a variety of platforms. We’re confident the multiple investments we’re making in these types of services position the Company to benefit from growing global demand for the strongest network brands and very best video content.”

Company Results

Revenues decreased 5% to $7.0 billion due to a decline at Warner Bros., partially offset by growth at Turner and Home Box Office and lower intersegment eliminations. Revenues included the unfavorable impact of foreign exchange rates of approximately $60 million in the quarter. Operating Income decreased 1% to $1.8 billion due to decreases at Warner Bros. and Home Box Office, partially offset by a swing in intersegment eliminations. Adjusted Operating Income declined 5% to $1.8 billion.

The Company posted Diluted Income per Common Share from Continuing Operations (“EPS”) of $1.20 compared to $1.16 for the prior year quarter. Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) was $1.29 versus $1.25 for the prior year quarter.

For the first six months of 2016, Cash Provided by Operations from Continuing Operations reached $2.0 billion and Free Cash Flow totaled $1.9 billion.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2016 through July 29, 2016, the Company repurchased approximately 23 million shares of common stock for approximately $1.6 billion. These amounts reflect the purchase of approximately 9 million shares of common stock for approximately $700 million since the amounts reported in the Company’s first quarter earnings release on May 4, 2016. At July 29, 2016, approximately $3.4 billion remained available for repurchases under the Company’s stock repurchase program.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three and six months ended June 30, by line of business (millions).

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
Turner	$3,010	$2,827	$5,916	$ 5,537
Home Box Office	1,467	1,438	2,973	2,836
Warner Bros.	2,658	3,298	5,767	6,497
Intersegment eliminations	(183)	(215)	(396)	(395)

Total Revenues	$6,952	$7,348	$14,260	$ 14,475

Operating Income (Loss) (a):
Turner	$1,130	$1,130	$2,369	$ 2,238
Home Box Office	481	508	958	966
Warner Bros.	308	341	732	665
Corporate	(95)	(89)	(235)	(193)
Intersegment eliminations	22	(31)	18	(31)

Total Operating Income	$1,846	$1,859	$3,842	$ 3,645

Adjusted Operating Income (Loss) (a):
Turner	$1,133	$1,130	$2,372	$ 2,258
Home Box Office	481	508	967	966
Warner Bros.	217	344	643	674
Corporate	(93)	(89)	(228)	(191)
Intersegment eliminations	22	(31)	18	(31)

Total Adjusted Operating Income	$1,760	$1,862	$3,772	$ 3,676

Depreciation and Amortization:
Turner	$53	$52	$104	$ 104
Home Box Office	23	21	45	46
Warner Bros.	87	85	175	174
Corporate	6	6	12	10

Total Depreciation and Amortization	$169	$164	$336	$ 334

(a)	Operating Income (Loss) and Adjusted Operating Income (Loss) for the three and six months ended June 30, 2016 and 2015 included restructuring and severance costs of (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Turner	$(6)	$(10)	$(7)	$ (18)
Home Box Office	(37)	(4)	(41)	(5)
Warner Bros.	(4)	1	(5)	(2)
Corporate	(1)	3	—	3

Total Restructuring and Severance Costs	$(48)	$(10)	$(53)	$ (22)

Presented below is a discussion of the performance of Time Warner’s segments for the second quarter of 2016. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues increased 6% ($183 million) to $3.0 billion, due to increases of 11% ($142 million) in Subscription revenues and 6% ($73 million) in Advertising revenues, partially offset by a decline of 15% ($32 million) in Content and other revenues. Subscription revenues increased due to higher domestic rates and local currency growth at Turner’s international networks, partially offset by the impact of lower domestic subscribers and foreign exchange rates. Advertising revenues benefited from domestic growth, primarily due to Turner’s news business and the 2016 NCAA Division I Men’s Basketball National Championship, and local currency growth at Turner’s international networks, partially offset by the impact of foreign exchange rates. The decline in Content and other revenues was due to lower domestic licensing revenues.

Operating Income and Adjusted Operating Income were both flat at $1.1 billion, as the growth in revenues was offset by higher expenses, including increased programming and marketing costs. Programming costs grew 11% primarily due to higher sports and original programming costs at Turner’s domestic entertainment networks. The increase in marketing costs was associated with new original series related to the TBS and TNT rebrands.

In July, Turner received 22 Primetime Emmy nominations and CNN received 15 News & Documentary Emmy Awards nominations, a record for the network. During the second quarter of 2016: Turner had 3 of the top 5 ad-supported cable networks in primetime among adults 18-49 with TNT, TBS and Adult Swim ranking #1, #2 and #5, respectively; Adult Swim was the #1 ad-supported cable network in total day among adults 18-34; and CNN was the #1 news network among adults 18-49 in primetime for the third consecutive quarter. Year-to-date, TBS’ Wrecked and The Detour are the top 2 new comedies on ad-supported cable among adults 18-49. Game 7 of the NBA Western Conference Finals on TNT was the most-viewed NBA telecast of all time on cable and TNT’s most watched program ever with an average of nearly 16 million total viewers.

HOME BOX OFFICE

Revenues increased 2% ($29 million) to $1.5 billion, due to an increase of 6% ($72 million) in Subscription revenues partially offset by a decline of 17% ($43 million) in Content and other revenues. Subscription revenues increased due to higher domestic rates and subscribers and international growth. The decrease in Content and other revenues was due to lower domestic licensing revenues, partially offset by higher international licensing revenues.

Operating Income and Adjusted Operating Income both decreased 5% ($27 million) to $481 million, as the growth in revenues was more than offset by higher expenses, including increased programming and restructuring and severance costs. Programming costs increased 6% primarily reflecting higher programming charges and expenses for original series, partially offset by a reduction in amortization resulting from a longer estimated utilization period for original programming.

The most recent seasons of Game of Thrones, Silicon Valley and Veep all grew viewership double digits due to growth on HBO’s digital platforms, and Game of Thrones averaged over 25 million viewers, a record for an HBO original series. In July, HBO and Cinemax received a combined 98 Primetime Emmy nominations. HBO received 94 nominations, the most for any network for the 16th year in a row. HBO’s nominations included Outstanding Comedy Series for Silicon Valley and Veep, Outstanding Drama Series for Game of Thrones and Outstanding Television Movie for All the Way and Confirmation.

WARNER BROS.

Revenues decreased 19% ($640 million) to $2.7 billion, primarily due to lower videogames, home entertainment and television licensing revenues. Videogames revenues declined as the prior year quarter included the releases of Batman: Arkham Knight and Mortal Kombat X. Home entertainment revenues declined due to fewer theatrical home video releases in the current year quarter, including the comparison to the release of American Sniper in the prior year quarter, and lower carryover revenues. Television licensing revenues declined as the prior year quarter benefited from the second-cycle syndication of The Big Bang Theory and the subscription video-on-demand licensing of Seinfeld.

Operating Income decreased 10% ($33 million) to $308 million, due to the decline in revenues, partially offset by lower associated costs of revenues due to the number and mix of film and videogames releases, a $90 million gain on the April 2016 sale of Flixster and lower film valuation adjustments.

Adjusted Operating Income decreased 37% ($127 million) to $217 million. Adjusted Operating Income for the current year quarter excludes the gain on the sale of Flixster.

In July, Warner Bros. received 32 Primetime Emmy nominations across 13 series. Heading into the 2016-2017 television season, Warner Bros. is once again the #1 producer of shows for the broadcast networks, a position it has held for 13 of the last 14 seasons. Warner Bros. will have 31 series on broadcast networks, 22 of which are returning series, the most in Warner Bros.’ history. In total, Warner Bros. will produce 65 series for the upcoming season across all networks and services.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Second-Quarter Results

For the three months ended June 30, 2016, the Company had Income from Continuing Operations attributable to Time Warner Inc. shareholders of $952 million and EPS of $1.20. This compares to Income from Continuing Operations attributable to Time Warner Inc. shareholders for the second quarter of 2015 of $971 million and EPS of $1.16. The increase in EPS primarily reflects fewer shares outstanding.

Adjusted EPS was $1.29 for the three months ended June 30, 2016, compared to $1.25 for last year’s second quarter. The increase in Adjusted EPS primarily reflects fewer shares outstanding and a lower effective tax rate.

For the second quarters of 2016 and 2015, the Company had Net Income attributable to Time Warner Inc. shareholders of $952 million and $971 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to

Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments, dividends and share repurchases. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2016 full-year business outlook.

The Company’s conference call can be heard live at 8:30 am ET on Wednesday, August 3, 2016. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Jessica Holscott (212) 484-6720
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	June 30, 2016	December 31, 2015
ASSETS
Current assets
Cash and equivalents	$2,496	$ 2,155
Receivables, less allowances of $751 and $1,055	7,813	7,411
Inventories	1,669	1,753
Prepaid expenses and other current assets	984	1,194

Total current assets	12,962	12,513
Noncurrent inventories and theatrical film and television production costs	7,589	7,600
Investments, including available-for-sale securities	2,592	2,617
Property, plant and equipment, net	2,516	2,596
Intangible assets subject to amortization, net	856	949
Intangible assets not subject to amortization	7,030	7,029
Goodwill	27,701	27,689
Other assets	2,881	2,855

Total assets	$64,127	$ 63,848

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,403	$ 7,188
Deferred revenue	519	616
Debt due within one year	50	198

Total current liabilities	6,972	8,002
Long-term debt	24,418	23,594
Deferred income taxes	2,665	2,454
Deferred revenue	400	352
Other noncurrent liabilities	5,754	5,798
Redeemable noncontrolling interest	29	29
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 780 million and 795 million shares outstanding	17	17
Additional paid-in capital	147,311	148,041
Treasury stock, at cost (872 million and 857 million shares)	(46,778)	(45,612)
Accumulated other comprehensive loss, net	(1,447)	(1,446)
Accumulated deficit	(75,215)	(77,381)

Total Time Warner Inc. shareholders’ equity	23,888	23,619
Noncontrolling interest	1	—

Total equity	23,889	23,619

Total liabilities and equity	$64,127	$ 63,848

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$6,952	$7,348	$14,260	$ 14,475
Costs of revenues	(3,840)	(4,188)	(7,845)	(8,276)
Selling, general and administrative	(1,258)	(1,248)	(2,509)	(2,437)
Amortization of intangible assets	(47)	(43)	(95)	(91)
Restructuring and severance costs	(48)	(10)	(53)	(22)
Asset impairments	(2)	—	(5)	(1)
Gain (loss) on operating assets, net	89	—	89	(3)

Operating income	1,846	1,859	3,842	3,645
Interest expense, net	(292)	(286)	(576)	(580)
Other loss, net	(131)	(125)	(171)	(242)

Income from continuing operations before income taxes	1,423	1,448	3,095	2,823
Income tax provision	(472)	(477)	(970)	(919)

Income from continuing operations	951	971	2,125	1,904
Discontinued operations, net of tax	—	—	40	37

Net income	951	971	2,165	1,941
Less Net loss attributable to noncontrolling interests	1	—	1	—

Net income attributable to Time Warner Inc. shareholders	$952	$971	$2,166	$ 1,941

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$952	$971	$2,126	$ 1,904
Discontinued operations, net of tax	—	—	40	37

Net income	$952	$971	$2,166	$ 1,941

Per share information attributable to Time Warner Inc. commons shareholders:
Basic income per common share from continuing operations	$1.21	$1.18	$2.69	$ 2.30
Discontinued operations	—	—	0.05	0.05

Basic net income per common share	$1.21	$1.18	$2.74	$ 2.35

Average basic common shares outstanding	784.5	821.6	787.6	825.5

Diluted income per common share from continuing operations	$1.20	$1.16	$2.66	$ 2.26
Discontinued operations	—	—	0.05	0.05

Diluted net income per common share	$1.20	$1.16	$2.71	$ 2.31

Average diluted common shares outstanding	795.4	836.3	798.8	841.1

Cash dividends declared per share of common stock	$0.4025	$0.3500	$0.8050	$ 0.7000

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30,

(Unaudited; millions)

	2016	2015
OPERATIONS
Net income	$2,165	$ 1,941
Less Discontinued operations, net of tax	(40)	(37)

Net income from continuing operations	2,125	1,904
Adjustments for noncash and nonoperating items:
Depreciation and amortization	336	334
Amortization of film and television costs	4,158	4,087
Asset impairments	5	1
(Gain) loss on investments and other assets, net	(30)	85
Equity in losses of investee companies, net of cash distributions	223	116
Equity-based compensation	156	135
Deferred income taxes	249	(80)
Changes in operating assets and liabilities, net of acquisitions	(5,249)	(4,782)

Cash provided by operations from continuing operations	1,973	1,800
Cash used by operations from discontinued operations	(7)	—

Cash provided by operations	1,966	1,800

INVESTING ACTIVITIES
Investments in available-for-sale securities	(7)	(32)
Investments and acquisitions, net of cash acquired	(286)	(152)
Capital expenditures	(162)	(154)
Investment proceeds from available-for-sale securities	1	—
Other investment proceeds	240	109

Cash used by investing activities	(214)	(229)

FINANCING ACTIVITIES
Borrowings	942	2,106
Debt repayments	(304)	(804)
Proceeds from exercise of stock options	81	121
Excess tax benefit from equity instruments	40	120
Principal payments on capital leases	(7)	(5)
Repurchases of common stock	(1,407)	(1,804)
Dividends paid	(640)	(584)
Other financing activities	(116)	(217)

Cash used by financing activities	(1,411)	(1,067)

INCREASE IN CASH AND EQUIVALENTS	341	504
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,155	2,618

CASH AND EQUIVALENTS AT END OF PERIOD	$2,496	$ 3,122

See accompanying notes.

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television and over-the-top (“OTT”) services domestically and premium pay, basic tier television and OTT services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Intersegment Revenues
Turner	$34	$34	$54	$ 58
Home Box Office	2	11	5	18
Warner Bros.	147	170	337	319

Total intersegment revenues	$183	$215	$396	$ 395

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Home video and electronic delivery of theatrical product revenues	$221	$461	$542	$ 830
Home video and electronic delivery of television product revenues	85	92	179	198

Note 4. SUMMARY OF DISCONTINUED OPERATIONS

For the six months ended June 30, 2016, Discontinued operations, net of tax was income of $40 million ($0.05 of diluted income from discontinued operations per common share) related to additional tax benefits associated with certain foreign tax attributes of the Warner Music Group (“WMG”), which the Company disposed of in 2004. For the six months ended June 30, 2015, Discontinued operations, net of tax was income of $37 million ($0.05 of diluted income from discontinued operations per common share), primarily related to the final resolution of a tax indemnification obligation associated with the disposition of WMG.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

 Three Months Ended June 30, 2016(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,133	$—	$(2)	$—	$(1)	$ 1,130
Home Box Office	481	—	—	—	—	481
Warner Bros.	217	—	91	—	—	308
Corporate	(93)	(2)	—	—	—	(95)
Intersegment eliminations	22	—	—	—	—	22

Time Warner	$1,760	$(2)	$89	$—	$(1)	$ 1,846

Margin(b)	25.3%	—%	1.3%	—%	—%	26.6%

 Three Months Ended June 30, 2015(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,130	$—	$1	$—	$(1)	$ 1,130
Home Box Office	508	—	—	—	—	508
Warner Bros.	344	—	(1)	—	(2)	341
Corporate	(89)	—	—	—	—	(89)
Intersegment eliminations	(31)	—	—	—	—	(31)

Time Warner	$1,862	$—	$—	$—	$(3)	$ 1,859

Margin(b)	25.3%	—%	—%	—%	—%	25.3%

Please see below for additional information on items affecting comparability.

(a)	Descriptions of the adjustments presented in the table follow the reconciliations of Adjusted EPS to Diluted Income per Common Share from Continuing Operations.
(b)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Six Months Ended June 30, 2016(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$2,372	$—	$(2)	$—	$(1)	$ 2,369
Home Box Office	967	—	—	—	(9)	958
Warner Bros.	643	(1)	91	—	(1)	732
Corporate	(228)	(4)	—	—	(3)	(235)
Intersegment eliminations	18	—	—	—	—	18

Time Warner	$3,772	$(5)	$89	$—	$(14)	$ 3,842

Margin(b)	26.5%	—%	0.6%	—%	(0.2)%	26.9%

Six Months Ended June 30, 2015(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$2,258	$—	$(2)	$(17)	$(1)	$ 2,238
Home Box Office	966	—	—	—	—	966
Warner Bros.	674	—	(1)	(5)	(3)	665
Corporate	(191)	(1)	—	—	(1)	(193)
Intersegment eliminations	(31)	—	—	—	—	(31)

Time Warner	$3,676	$(1)	$(3)	$(22)	$(5)	$ 3,645

Margin(b)	25.4%	—%	—%	(0.2)%	—%	25.2%

Please see below for additional information on items affecting comparability.

(a)	Descriptions of the adjustments presented in the table follow the reconciliations of Adjusted EPS to Diluted Income per Common Share from Continuing Operations.
(b)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc.

common shareholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Asset impairments	$(2)	$—	$(5)	$ (1)
Gain (loss) on operating assets, net	89	—	89	(3)
Venezuelan foreign currency loss	—	—	—	(22)
Other	(1)	(3)	(14)	(5)

Impact on Operating Income	86	(3)	70	(31)
Investment gains (losses), net	47	(26)	36	(85)
Amounts related to the separation of Time Warner Cable Inc.	—	—	—	(4)
Amounts related to the disposition of Warner Music Group	(1)	—	(1)	—
Amounts related to the separation of Time Inc.	(4)	(3)	(8)	(5)
Premiums paid and costs incurred on debt redemption	—	(51)	—	(51)
Items affecting comparability relating to equity method investments	(149)	(19)	(140)	(21)

Pretax impact	(21)	(102)	(43)	(197)
Income tax impact of above items	(57)	28	(53)	46

Impact of items affecting comparability on income from continuing operations	$(78)	$(74)	$(96)	$ (151)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$952	$971	$2,126	$ 1,904
Less Impact of items affecting comparability on income from continuing operations	(78)	(74)	(96)	(151)

Adjusted income from continuing operations	$1,030	$1,045	$2,222	$ 2,055

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$1.20	$1.16	$2.66	$2.26
Less Impact of items affecting comparability on diluted income per common share from continuing operations	(0.09)	(0.09)	(0.12)	(0.18)

Adjusted EPS	$1.29	$1.25	$2.78	$ 2.44

Average diluted common shares outstanding	795.4	836.3	798.8	841.1

Asset Impairments

During the three months ended June 30, 2016, the Company recognized miscellaneous asset impairments of $2 million at Corporate. During the six months ended June 30, 2016, the Company recognized miscellaneous asset impairments of $5 million, consisting of $4 million at Corporate and $1 million at the Warner Bros. segment. During the six months ended June 30, 2015, the Company recognized a miscellaneous asset impairment of $1 million at Corporate.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Gain (Loss) on Operating Assets, Net

For the three and six months ended June 30, 2016, the Company recognized $89 million of net gains principally at the Warner Bros. segment related to the gain on the sale of Flixster’s net assets to Fandango Media, LLC, a subsidary of NBCUniversal Media LLC, in April 2016.

Venezuelan Foreign Currency Loss

For the six months ended June 30, 2015, the Company recognized a pretax foreign exchange loss of $22 million, consisting of $17 million at the Turner segment and $5 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the SICAD 2 rate to the Simadi rate. The Venezuelan foreign currency loss is included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Other

For the three and six months ended June 30, 2016, Other includes external costs related to mergers, acquisitions or dispositions of $1 million and $5 million, respectively, consisting of $1 million at the Turner segment and, for the six months ended June 30, 2016, $3 million at Corporate and $1 million at the Warner Bros. segment. For the six months ended June 30, 2016, Other also includes $9 million of expenses at the Home Box Office segment related to Home Box Office’s withdrawal from a multiemployer benefit plan. For the three and six months ended June 30, 2015, Other reflects external costs related to mergers, acquisitions or dispositions of $3 million and $5 million, respectively, consisting of $1 million for both periods at the Turner segment, $2 million and $3 million, respectively, at the Warner Bros. segment and $1 million for the six months ended June 30, 2015 at Corporate. External costs related to mergers, acquisitions or dispositions and the accrued pension withdrawal expenses are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three and six months ended June 30, 2016, the Company recognized $47 million and $36 million, respectively, of investment gains, net, consisting of a $95 million gain in connection with financing transactions of Central European Media Enterprises Ltd. (“CME”), $43 million and $62 million, respectively, of fair value losses relating to warrants to purchase common stock of CME held by the Company, and $5 million of miscellaneous investment losses and $3 million of miscellaneous investment gains, respectively. For the three and six months ended June 30, 2015, the Company recognized $26 million and $85 million, respectively, of investment losses, net consisting of $49 million and $105 million, respectively, of losses related to fair value adjustments on warrants to purchase common stock of CME held by the Company, and $23 million and $20 million, respectively, of miscellaneous investment gains. Investment losses, net are included in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation of Time Warner Cable Inc.

For the six months ended June 30, 2015, the Company recognized $4 million of losses related to changes in the value of a Time Warner Cable Inc. tax indemnification receivable, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation of Time Inc.

The Company recognized expenses of $4 million and $8 million for the three and six months ended June 30, 2016, respectively, and $3 million and $5 million for the three and six months ended June 30, 2015, respectively, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Premiums Paid and Costs Incurred on Debt Redemption

For the three and six months ended June 30, 2015, the Company recognized $51 million of premiums paid and costs incurred on the purchase of $687 million aggregate principal amount of its 5.875% Notes due 2016 through a tender offer, which was recorded in Other loss, net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three and six months ended June 30, 2016, the Company recognized $150 million of losses primarily related to the 2016 CME financing transactions and $1 million and $10 million of income, respectively, primarily related to net investment gains recorded by equity method investees. For the three and six months ended June 30, 2015, the Company recognized $19 million of expenses primarily related to government investigations recorded by an equity method investee. For the six months ended June 30, 2015, the Company also recognized $2 million of losses related to discontinued operations recorded by an equity method investee. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability using the effective tax rate for the item. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the item and the applicable tax jurisdiction for the item.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash provided by operations from continuing operations	$1,216	$791	$1,973	$ 1,800
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	2	4	10	8
Add excess tax benefits from equity instruments	13	37	40	120
Less capital expenditures	(87)	(97)	(162)	(154)
Less principal payments on capital leases	(4)	(3)	(7)	(5)

Free Cash Flow	$1,140	$732	$1,854	$ 1,769